Exhibit 5

LAW OFFICES
Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, llp
10250 Constellation Boulevard
Nineteenth Floor
Los Angeles, California 90067
(310) 553-3000
Fax (310) 556-2920
May 11, 2005

VIA FEDERAL EXPRESS

MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, NV 89109

RE: MGM MIRAGE REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have acted as counsel for MGM MIRAGE, a Delaware corporation (the “Company”), in connection with the registration of 20,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance under its 2005 Omnibus Incentive Plan (the “Plan”). In connection therewith, we have examined, among other things, the Registration Statement on Form S-8 (the “Registration Statement”) proposed to be filed by the Company with the Securities and Exchange Commission on or about May 12, 2005. We have also examined the proceedings and other actions taken by the Company in connection with the authorization of the issuance of the Shares under the Plan and such other matters as we deemed necessary for purposes of rendering this opinion.

     In rendering our opinions herein, we have assumed: the genuineness and authenticity of all signatures on original documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies or facsimiles; the continued accuracy of all certificates and other documents from public officials dated earlier than the date of this letter; the Registration Statement being declared effective by the Securities and Exchange Commission; the issuance by any necessary regulatory agencies of all appropriate permits, consents, approvals, authorizations and orders relating to the offer and sale of the Shares in their respective jurisdictions; the offer and sale of the Shares in accordance with the terms of the Plan and pursuant to the Registration Statement and said permits, consents, approvals, authorizations and orders; and the reservation by the Company of a sufficient number of shares of Common Stock for issuance under the Plan.

     With respect to the matters set forth below, we are relying as to certain factual matters solely upon a certificate of an officer of the Company.

MGM MIRAGE
May 11, 2005

     Our opinions herein are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States. We express no opinion whatsoever with respect to the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state and can assume no responsibility for the applicability or effect of any such laws.

     Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares issuable under the Plan, when issued, delivered and paid for in accordance with the Plan and the agreement evidencing awards thereunder, will be validly issued, fully paid and nonassessable.

     This opinion is addressed solely to the Company, and no one else has the right to rely upon it, nor may anyone release it, quote from it or employ it in any transaction other than those discussed herein without the written consent of the undersigned; however, the undersigned hereby consents to the filing of this opinion as an exhibit to the Registration Statement and to all references to the undersigned in the Registration Statement.

Very truly yours,

/s/ Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP

CHRISTENSEN, MILLER, FINK, JACOBS, GLASER, WEIL & SHAPIRO, LLP